Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Travis Lan
Senior Executive Vice President and
Chief Financial Officer
973-686-5007

VALLEY NATIONAL BANCORP ANNOUNCES SECOND QUARTER 2025 RESULTS

NEW YORK, NY – July 24, 2025 -- Valley National Bancorp (NASDAQ:VLY), the holding company for Valley National Bank, today reported net income for the second quarter 2025 of $133.2 million, or $0.22 per diluted common share, as compared to the first quarter 2025 net income of $106.1 million, or $0.18 per diluted common share, and net income of $70.4 million, or $0.13 per diluted common share, for the second quarter 2024. Excluding all non-core income and charges, our adjusted net income (a non-GAAP measure) was $134.4 million, or $0.23 per diluted common share, for the second quarter 2025, $106.1 million, or $0.18 per diluted common share, for the first quarter 2025, and $71.6 million, or $0.13 per diluted common share, for the second quarter 2024. See further details below, including a reconciliation of our non-GAAP adjusted net income, in the "Consolidated Financial Highlights" tables.
Ira Robbins, CEO, commented, "I am pleased by the continued balance sheet strength and commercial loan growth exhibited during the second quarter. Our profitability metrics are trending positively, consistent with our expectations for improvement throughout the year. We remain focused on growing low-cost deposits, which we expect will support our aspirations in 2025 and beyond.”

Mr. Robbins continued, “Our quarterly credit results continued to improve as illustrated by the significant reduction in our provision for loan losses on both a quarter-over-quarter and year-over-year basis. Our allowance coverage ratio remains at a comfortable level, and we expect general stability going forward.”

Key financial highlights for the second quarter 2025:

•Net Interest Income and Margin: Our net interest margin on a tax equivalent basis increased by 5 basis points to 3.01 percent in the second quarter 2025 as compared to 2.96 percent for the first quarter 2025. Net interest income on a tax equivalent basis of $433.7 million for the second quarter 2025 increased $12.3 million compared to the first quarter 2025 and increased $30.7 million as compared to the second quarter 2024. The increase in net interest income from the first quarter 2025 was mainly driven by higher yields on new loan originations, increases in average loans and taxable investments and one additional day during the second quarter 2025. See additional details in the "Net Interest Income and Margin" section below.
•Loan Portfolio: Total loans increased $734.3 million, or 6.0 percent on an annualized basis, to $49.4 billion at June 30, 2025 from March 31, 2025 mostly due to increases of $719.8 million and $137.6 million in commercial and industrial (C&I) and automobile loans, respectively. Total commercial real estate (CRE) loans (including construction loans) decreased $288.6 million from March 31, 2025 largely due to normal repayments and

Valley National Bancorp (NASDAQ: VLY)
Second Quarter 2025 Earnings
July 24, 2025

continued selective origination activity. As a result, our CRE loan concentration ratio (defined as total commercial real estate loans held for investment and held for sale, excluding owner occupied loans, as a percentage of total risk-based capital) declined to approximately 349 percent at June 30, 2025 from 353 percent at March 31, 2025. See the "Loans" section below for more details.
•Allowance and Provision for Credit Losses for Loans: The allowance for credit losses for loans totaled $594.0 million and $594.1 million at June 30, 2025 and March 31, 2025, respectively, representing 1.20 percent and 1.22 percent of total loans at each respective date. During the second quarter 2025, we recorded a provision for credit losses for loans of $37.8 million as compared to $62.7 million and $82.1 million for the first quarter 2025 and second quarter 2024, respectively. See the "Credit Quality" section below for more details.
•Credit Quality: Net loan charge-offs totaled $37.8 million for the second quarter 2025 as compared to $41.9 million and $36.8 million for the first quarter 2025 and second quarter 2024, respectively. Non-accrual loans totaled $354.4 million, or 0.72 percent of total loans, at June 30, 2025 as compared to $346.5 million, or 0.71 percent of total loans, at March 31, 2025. Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) increased $147.5 million to $199.2 million, or 0.40 percent of total loans, at June 30, 2025 as compared to $51.7 million, or 0.11 percent of total loans, at March 31, 2025. The majority of this increase related to three CRE loans, of which two were no longer past due in July 2025. See the "Credit Quality" section below for more details.
•Deposits: Total deposit balances increased $759.4 million to $50.7 billion at June 30, 2025 as compared to $50.0 billion at March 31, 2025 mainly due to increases in both direct and indirect (brokered) customer time deposits during the second quarter 2025, partially offset by the outflows of certain indirect customer deposits in the savings, NOW and money market deposit category. Non-interest bearing deposits increased $118.2 million to $11.7 billion at June 30, 2025 from March 31, 2025. See the "Deposits" section below for more details.
•Subordinated Debt Redemptions: On June 15, 2025, we redeemed in full $115 million of 5.25 percent fixed-to-floating rate subordinated notes issued in June 2020 and due in June 2030. The transaction was accounted for as an early debt extinguishment and resulted in a $922 thousand pre-tax loss reported within non-interest expense for the second quarter 2025. In addition, we repaid $100 million of 4.55 percent fixed rate subordinated notes that matured on June 30, 2025.
•Non-Interest Income: Non-interest income increased $4.3 million to $62.6 million for the second quarter 2025 as compared to the first quarter 2025 mainly due to increases of $2.8 million and $2.0 million in capital markets income and service charges on deposit accounts, respectively. The increase in capital markets income was largely driven by a higher volume of interest rate swap transactions executed for commercial loan customers during the second quarter 2025.
•Non-Interest Expense: Non-interest expense increased $7.5 million to $284.1 million for the second quarter 2025 as compared to the first quarter 2025 largely due to an increase of $4.3 million in professional and legal fees driven by higher consulting and legal expenses. Salary and employee benefits expense also increased $2.8 million from the first quarter 2025 mainly

Valley National Bancorp (NASDAQ: VLY)
Second Quarter 2025 Earnings
July 24, 2025

due to annual salary merit increases late in the first quarter 2025 and higher cash incentive compensation and severance related expenses. These items were partially offset by lower payroll taxes.
•Efficiency Ratio: Our efficiency ratio was 55.20 percent for the second quarter 2025 as compared to 55.87 percent and 59.62 percent for the first quarter 2025 and second quarter 2024, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.
•Performance Ratios: Annualized return on average assets (ROA), shareholders’ equity (ROE) and tangible ROE were 0.86 percent, 7.08 percent and 9.62 percent for the second quarter 2025, respectively. Annualized ROA, ROE, and tangible ROE, adjusted for non-core income and charges, were 0.87 percent, 7.15 percent and 9.71 percent for the second quarter 2025, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.
Net Interest Income and Margin
Net interest income on a tax equivalent basis of $433.7 million for the second quarter 2025 increased $12.3 million compared to the first quarter 2025 and increased $30.7 million as compared to the second quarter 2024. Interest income on a tax equivalent basis increased $20.3 million to $806.3 million for the second quarter 2025 as compared to the first quarter 2025. The increase was mostly driven by (i) higher yields on new loan originations, (ii) increased average loan balances driven by new organic loan originations largely within the C&I loan portfolio, (iii) additional interest income from purchases of taxable investments mainly within the available for sale portfolio during the first half of 2025 and (iv) one additional day in the second quarter 2025. Total interest expense increased $8.0 million to $372.6 million for the second quarter 2025 as compared to the first quarter 2025 largely due to (i) a $548.7 million increase in average time deposit balances, (ii) the increased cost of certain non-maturity deposits and (iii) the aforementioned increase in day count. See the "Deposits" and "Other Borrowings" sections below for more details.
Net interest margin on a tax equivalent basis of 3.01 percent for the second quarter 2025 increased by 5 basis points from 2.96 percent for the first quarter 2025 and increased 17 basis points from 2.84 percent for the second quarter 2024. The increase as compared to the first quarter 2025 was mostly due to the 7 basis point increase in the yield on average interest earning assets largely caused by higher interest rates on new loan originations in the second quarter 2025 and higher yielding investment purchases. The overall cost of average interest bearing liabilities increased 2 basis points to 3.56 percent for the second quarter 2025 as compared to the first quarter 2025 mostly due to higher interest rates on certain non-maturity deposit products, partially offset by a lower overall cost of time deposits driven by both new volumes and maturities. Our cost of total average deposits was 2.67 percent for the second quarter 2025 as compared to 2.65 percent and 3.18 percent for the first quarter 2025 and the second quarter 2024, respectively.

Valley National Bancorp (NASDAQ: VLY)
Second Quarter 2025 Earnings
July 24, 2025

Loans, Deposits and Other Borrowings
Loans. Total loans increased $734.3 million, or 6.0 percent on an annualized basis, to $49.4 billion at June 30, 2025 from March 31, 2025 mainly due to increases in the C&I and automobile loan portfolios, partially offset by lower CRE loan balances. C&I loans grew by $719.8 million, or 28.4 percent on an annualized basis, to $10.9 billion at June 30, 2025 from March 31, 2025 largely due to our continued strategic focus on organic growth within this category. Automobile loans increased by $137.6 million, or 27.0 percent on an annualized basis, to $2.2 billion at June 30, 2025 from March 31, 2025 mainly due to high quality consumer demand generated by our indirect auto dealer network and low prepayment activity within the portfolio. Residential mortgage loans also moderately increased $73.6 million to $5.7 billion at June 30, 2025 from March 31, 2025 as new loan originations outpaced repayment activity. Total CRE (including construction) loans decreased $288.6 million to $28.8 billion at June 30, 2025 from March 31, 2025. The decrease was largely driven by runoff from repayment activity and our efforts to focus new CRE loan originations on more profitable holistic banking clients. Additionally, construction loans decreased $172.1 million to $2.9 billion at June 30, 2025 from March 31, 2025 mainly due to the migration of completed projects to permanent financing within the multifamily loan category of the CRE loan portfolio during the second quarter 2025.
Deposits. Actual ending balances for deposits increased $759.4 million to $50.7 billion at June 30, 2025 from March 31, 2025 due to increases of $962.9 million and $118.2 million in time deposits and non-interest bearing deposits, respectively, partially offset by a $321.6 million decrease in savings, NOW and money market deposit balances. The increase in time deposit balances was mainly driven by continued deposit inflows from new promotional retail CD offerings and additional fully-insured indirect (i.e., brokered) customer CDs during the second quarter 2025. The increase in non-interest bearing deposit balances was mostly due to higher commercial customer deposit inflows in the second quarter 2025. Savings, NOW and money market deposit balances decreased at June 30, 2025 from March 31, 2025 largely due to lower indirect customer deposits, as well as some seasonal runoff in governmental deposits account balances. Total indirect customer deposits (including both brokered money market and time deposits) totaled $6.5 billion and $6.3 billion at June 30, 2025 and March 31, 2025, respectively. Non-interest bearing deposits; savings, NOW and money market deposits; and time deposits represented approximately 23 percent, 52 percent and 25 percent of total deposits as of June 30, 2025, respectively, as compared to 23 percent, 53 percent and 24 percent of total deposits as of March 31, 2025, respectively.
Other Borrowings. Short-term borrowings, consisting of securities sold under agreements to repurchase and FHLB advances, increased $103.2 million to $162.2 million at June 30, 2025 from March 31, 2025 largely due to an increase in FHLB advances. Long-term borrowings totaled $2.9 billion at June 30, 2025 and remained relatively unchanged as compared to March 31, 2025. In June 2025, we fully redeemed $215 million of subordinated notes that were mostly offset by the issuance of new long-term FHLB advances during the second quarter 2025.

Valley National Bancorp (NASDAQ: VLY)
Second Quarter 2025 Earnings
July 24, 2025

Credit Quality
Non-Performing Assets (NPAs). Total NPAs, consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets, increased $4.6 million to $360.8 million at June 30, 2025 as compared to March 31, 2025. Non-accrual loans increased $7.9 million to $354.4 million at June 30, 2025 as compared to $346.5 million at March 31, 2025 mainly because of a net increase in non-performing CRE loans during the second quarter 2025, which was partially offset by a decline in non-performing C&I loans. Non-accrual C&I loans decreased largely due to the full charge-offs of four loan relationships totaling $17.4 million during the second quarter 2025. Non-accrual loans represented 0.72 percent of total loans at June 30, 2025 as compared to 0.71 percent of total loans at March 31, 2025. OREO decreased $2.9 million to $4.8 million at June 30, 2025 from March 31, 2025 mostly due to the fair valuation write-down related to one CRE property recorded during the second quarter 2025.
Accruing Past Due Loans. Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) increased $147.5 million to $199.2 million, or 0.40 percent of total loans, at June 30, 2025 as compared to $51.7 million, or 0.11 percent of total loans, at March 31, 2025.
Loans 30 to 59 days past due increased $89.5 million to $123.0 million at June 30, 2025 as compared to March 31, 2025 due, in large part, to one $39.2 million CRE loan and one $35.0 million construction loan included in this early stage delinquency category at June 30, 2025. The $39.2 million CRE loan 30 to 59 days past due was subsequently paid in full by the borrower in July 2025. Loans 60 to 89 days past due increased $62.8 million to $73.3 million at June 30, 2025 as compared to March 31, 2025 mainly due to a $60.6 million CRE loan. This past due loan was subsequently modified and was brought current to its restructured terms in July 2025. Loans 90 days or more past due and still accruing interest decreased $4.8 million to $2.9 million at June 30, 2025 as compared to March 31, 2025 mainly due to a decrease in residential mortgage loan delinquencies. All loans 90 days or more past due and still accruing interest are well-secured and in the process of collection.

Valley National Bancorp (NASDAQ: VLY)
Second Quarter 2025 Earnings
July 24, 2025

Allowance for Credit Losses for Loans and Unfunded Commitments. The following table summarizes the allocation of the allowance for credit losses to loan categories and the allocation as a percentage of each loan category at June 30, 2025, March 31, 2025 and June 30, 2024:

	June 30, 2025		March 31, 2025		June 30, 2024
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans	$173,415	1.60%	$184,700	1.82%	$149,243	1.57%
Commercial real estate loans:
Commercial real estate	270,937	1.04	266,938	1.02	246,316	0.87
Construction	64,042	2.24	54,724	1.81	54,777	1.54
Total commercial real estate loans	334,979	1.16	321,662	1.10	301,093	0.95
Residential mortgage loans	48,830	0.86	48,906	0.87	47,697	0.85
Consumer loans:
Home equity	3,689	0.58	3,401	0.56	3,077	0.54
Auto and other consumer	18,587	0.55	19,531	0.62	18,200	0.63
Total consumer loans	22,276	0.56	22,932	0.61	21,277	0.62
Allowance for loan losses	579,500	1.17	578,200	1.19	519,310	1.03
Allowance for unfunded credit commitments	14,520		15,854		13,231
Total allowance for credit losses for loans	$594,020		$594,054		$532,541
Allowance for credit losses for loans as a % of total loans		1.20%		1.22%		1.06%

Our loan portfolio, totaling $49.4 billion at June 30, 2025, had net loan charge-offs totaling $37.8 million for the second quarter 2025 as compared to $41.9 million and $36.8 million for the first quarter 2025 and the second quarter 2024, respectively. Gross loan charge-offs totaled $42.1 million for the second quarter 2025 and included $23.1 million of partial and full charge-offs related to five non-performing C&I loan relationships with combined specific reserves of $11.2 million at March 31, 2025.

The allowance for credit losses for loans, comprised of our allowance for loan losses and unfunded credit commitments, as a percentage of total loans was 1.20 percent at June 30, 2025, 1.22 percent at March 31, 2025, and 1.06 percent at June 30, 2024. For the second quarter 2025, the provision for credit losses for loans totaled $37.8 million as compared to $62.7 million and $82.1 million for the first quarter 2025 and second quarter 2024, respectively. The second quarter 2025 provision reflects, among other factors, the impact of loan growth mainly within the C&I loan portfolio and loan charge-offs, partially offset by a decline in quantitative reserves in certain loan categories and lower specific reserves associated with collateral dependent loans at June 30, 2025.

Valley National Bancorp (NASDAQ: VLY)
Second Quarter 2025 Earnings
July 24, 2025

Capital Adequacy
Valley's total risk-based capital, Tier 1 capital, common equity tier 1 capital, and Tier 1 leverage capital ratios were 13.67 percent, 11.57 percent, 10.85 percent and 9.49 percent, respectively, at June 30, 2025 as compared to 13.91 percent, 11.53 percent, 10.80 percent and 9.41 percent, respectively, at March 31, 2025. The reduction in our total risk-based capital ratio reflects the early redemption of our $115 million of 5.25 percent fixed-to-floating rate subordinated notes due in June 2030, which was previously eligible for full regulatory capital treatment.
Investor Conference Call
Valley’s CEO, Ira Robbins, will host a conference call with investors and the financial community at 11:00 AM (ET) today to discuss Valley's second quarter 2025 earnings. Interested parties should preregister using this link: https://register.vevent.com/register to receive the dial-in number and a personal PIN, which are required to access the conference call. The teleconference will also be webcast live: https://edge.media-server.com and archived on Valley’s website through Monday, August 25, 2025. Investor presentation materials will be made available prior to the conference call at valley.com.
About Valley
As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with approximately $63 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates many convenient branch locations and commercial banking offices across New Jersey, New York, Florida, Alabama, California, and Illinois, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to valley.com or call our Customer Care Center at 800-522-4100.
Forward-Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about our business, new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “intend,” “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “would,” “could,” “typically,” “usually,” “anticipate,” “may,” “estimate,” “outlook,” “project” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:
•the impact of market interest rates and monetary and fiscal policies of the U.S. federal government and its agencies in connection with prolonged inflationary pressures, which could

Valley National Bancorp (NASDAQ: VLY)
Second Quarter 2025 Earnings
July 24, 2025

have a material adverse effect on our clients, our business, our employees, and our ability to provide services to our customers;
•the impact of unfavorable macroeconomic conditions or downturns, including instability or volatility in financial markets resulting from the impact of tariffs, any retaliatory actions, related market uncertainty, or other factors; U.S. government debt default or rating downgrade; unanticipated loan delinquencies; loss of collateral; decreased service revenues; increased business disruptions or failures; reductions in employment; and other potential negative effects on our business, employees or clients caused by factors outside of our control, such as new legislation and policy changes under the current U.S. presidential administration, geopolitical instabilities or events, natural and other disasters, including severe weather events, health emergencies, acts of terrorism, or other external events;
•the impact of any potential instability within the U.S. financial sector or future bank failures, including the possibility of a run on deposits by a coordinated deposit base, and the impact of the actual or perceived concerns regarding the soundness, or creditworthiness, of other financial institutions, including any resulting disruption within the financial markets, increased expenses, including Federal Deposit Insurance Corporation insurance assessments, or adverse impact on our stock price, deposits or our ability to borrow or raise capital;
•the impact of negative public opinion regarding Valley or banks in general that damages our reputation and adversely impacts business and revenues;
•changes in the statutes, regulations, policies, or enforcement priorities of the federal bank regulatory agencies;
•the loss of or decrease in lower-cost funding sources within our deposit base;
•damage verdicts, settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent, trademark or other intellectual property infringement, misappropriation or other violation, employment related claims, and other matters;
•a prolonged downturn and contraction in the economy, as well as an unexpected decline in commercial real estate values collateralizing a significant portion of our loan portfolio;
•higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations, and case law;
•the inability to grow customer deposits to keep pace with the level of loan growth;
•a material change in our allowance for credit losses due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;
•the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;
•changes in our business, strategy, market conditions or other factors that may negatively impact the estimated fair value of our goodwill and other intangible assets and result in future impairment charges;
•greater than expected technology-related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;

Valley National Bancorp (NASDAQ: VLY)
Second Quarter 2025 Earnings
July 24, 2025

•increased competitive challenges, including our ability to stay current with rapid technological changes in the financial services industry;
•cyberattacks, ransomware attacks, computer viruses, malware or other cybersecurity incidents that may breach the security of our websites or other systems or networks to obtain unauthorized access to personal, confidential, proprietary or sensitive information, destroy data, disable or degrade service, or sabotage our systems or networks, and the increasing sophistication of such attacks;
•results of examinations by the Office of the Comptroller of the Currency (OCC), the Federal Reserve Bank, the Consumer Financial Protection Bureau and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;
•application of the OCC heightened regulatory standards for certain large insured national banks, and the expenses we will incur to develop policies, programs, and systems that comply with the enhanced standards applicable to us;
•our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements, or a decision to increase capital by retaining more earnings;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, pandemics or other public health crises, acts of terrorism or other external events;
•our ability to successfully execute our business plan and strategic initiatives; and
•unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, risk mitigation strategies, changes in regulatory lending guidance or other factors.
A detailed discussion of factors that could affect our results is included in our SEC filings, including Item 1A. "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2024.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations, except as required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands, except for share data and stock price)	2025	2025	2024	2025	2024
FINANCIAL DATA:
Net interest income - FTE (1)	$433,675	$421,378	$402,984	$855,052	$797,831
Net interest income	$432,408	$420,105	$401,685	$852,513	$795,233
Non-interest income	62,604	58,294	51,213	120,898	112,628
Total revenue	495,012	478,399	452,898	973,411	907,861
Non-interest expense	284,122	276,618	277,497	560,740	557,807
Pre-provision net revenue	210,890	201,781	175,401	412,671	350,054
Provision for credit losses	37,799	62,661	82,070	100,460	127,270
Income tax expense	39,924	33,062	22,907	72,986	56,080
Net income	133,167	106,058	70,424	239,225	166,704
Dividends on preferred stock	6,948	6,955	4,108	13,903	8,227
Net income available to common shareholders	$126,219	$99,103	$66,316	$225,322	$158,477
Weighted average number of common shares outstanding:
Basic	560,336,610	559,613,272	509,141,252	559,976,939	508,740,986
Diluted	562,312,330	563,305,525	510,338,502	563,431,390	510,437,959
Per common share data:
Basic earnings	$0.23	$0.18	$0.13	$0.40	$0.31
Diluted earnings	0.22	0.18	0.13	0.40	0.31
Cash dividends declared	0.11	0.11	0.11	0.22	0.22
Closing stock price - high	9.20	10.42	8.02	10.42	10.80
Closing stock price - low	7.87	8.56	6.52	7.87	6.52
FINANCIAL RATIOS:
Net interest margin	3.01%	2.95%	2.83%	2.98%	2.81%
Net interest margin - FTE (1)	3.01	2.96	2.84	2.99	2.81
Annualized return on average assets	0.86	0.69	0.46	0.77	0.54
Annualized return on avg. shareholders' equity	7.08	5.69	4.17	6.39	4.95
NON-GAAP FINANCIAL DATA AND RATIOS: (2)
Basic earnings per share, as adjusted	$0.23	$0.18	$0.13	$0.40	$0.32
Diluted earnings per share, as adjusted	0.23	0.18	0.13	0.40	0.32
Annualized return on average assets, as adjusted	0.87%	0.69%	0.47%	0.78%	0.56%
Annualized return on average shareholders' equity, as adjusted	7.15	5.69	4.24	6.42	5.08
Annualized return on average tangible shareholders' equity	9.62	7.76	5.95	8.70	7.07
Annualized return on average tangible shareholders' equity, as adjusted	9.71	7.76	6.05	8.74	7.25
Efficiency ratio	55.20	55.87	59.62	55.53	59.36

AVERAGE BALANCE SHEET ITEMS:
Assets	$62,106,945	$61,502,768	$61,518,639	$61,806,614	$61,387,754
Interest earning assets	57,553,624	56,891,691	56,772,950	57,224,486	56,695,874
Loans	49,032,637	48,654,921	50,020,901	48,844,823	50,133,746
Interest bearing liabilities	41,913,735	41,230,709	41,576,344	41,574,732	41,566,466
Deposits	49,907,124	49,139,303	49,383,209	49,525,957	48,979,591
Shareholders' equity	7,524,231	7,458,177	6,753,981	7,491,395	6,739,838

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
BALANCE SHEET ITEMS:	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2025	2025	2024	2024	2024
Assets	$62,705,358	$61,865,655	$62,491,691	$62,092,332	$62,058,974
Total loans	49,391,420	48,657,128	48,799,711	49,355,319	50,311,702
Deposits	50,725,284	49,965,844	50,075,857	50,395,966	50,112,177
Shareholders' equity	7,575,421	7,499,897	7,435,127	6,972,380	6,737,737

LOANS:
(In thousands)
Commercial and industrial	$10,870,036	$10,150,205	$9,931,400	$9,799,287	$9,479,147
Commercial real estate:
Non-owner occupied	11,747,491	11,945,222	12,344,355	12,647,649	13,710,015
Multifamily	8,434,173	8,420,385	8,299,250	8,612,936	8,976,264
Owner occupied	5,789,397	5,722,014	5,886,620	5,654,147	5,536,844
Construction	2,854,859	3,026,935	3,114,733	3,487,464	3,545,723
Total commercial real estate	28,825,920	29,114,556	29,644,958	30,402,196	31,768,846
Residential mortgage	5,709,971	5,636,407	5,632,516	5,684,079	5,627,113
Consumer:
Home equity	634,553	602,161	604,433	581,181	566,467
Automobile	2,178,841	2,041,227	1,901,065	1,823,738	1,762,852
Other consumer	1,172,099	1,112,572	1,085,339	1,064,838	1,107,277
Total consumer loans	3,985,493	3,755,960	3,590,837	3,469,757	3,436,596
Total loans	$49,391,420	$48,657,128	$48,799,711	$49,355,319	$50,311,702

CAPITAL RATIOS:
Book value per common share	$12.89	$12.76	$12.67	$13.00	$12.82
Tangible book value per common share (2)	9.35	9.21	9.10	9.06	8.87
Tangible common equity to tangible assets (2)	8.63%	8.61%	8.40%	7.68%	7.52%
Tier 1 leverage capital	9.49	9.41	9.16	8.40	8.19
Common equity tier 1 capital	10.85	10.80	10.82	9.57	9.55
Tier 1 risk-based capital	11.57	11.53	11.55	10.29	9.98
Total risk-based capital	13.67	13.91	13.87	12.56	12.17

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
ALLOWANCE FOR CREDIT LOSSES:	June 30,	March 31,	June 30,	June 30,
($ in thousands)	2025	2025	2024	2025	2024
Allowance for credit losses for loans
Beginning balance - Allowance for credit losses for loans	$594,054	$573,328	$487,269	$573,328	$465,550
Loans charged-off:
Commercial and industrial	(25,189)	(28,456)	(14,721)	(53,645)	(29,014)
Commercial real estate	(14,623)	(12,260)	(22,144)	(26,883)	(23,348)
Construction	—	(1,163)	(212)	(1,163)	(7,806)
Total consumer	(2,259)	(2,140)	(1,262)	(4,399)	(3,071)
Total loans charged-off	(42,071)	(44,019)	(38,339)	(86,090)	(63,239)
Charged-off loans recovered:
Commercial and industrial	2,789	810	742	3,599	1,424
Commercial real estate	188	249	150	437	391
Construction	455	—	—	455	—
Residential mortgage	37	168	5	205	30
Total consumer	773	843	603	1,616	1,000
Total loans recovered	4,242	2,070	1,500	6,312	2,845
Total net charge-offs	(37,829)	(41,949)	(36,839)	(79,778)	(60,394)
Provision for credit losses for loans	37,795	62,675	82,111	100,470	127,385
Ending balance	$594,020	$594,054	$532,541	$594,020	$532,541
Components of allowance for credit losses for loans:
Allowance for loan losses	$579,500	$578,200	$519,310	$579,500	$519,310
Allowance for unfunded credit commitments	14,520	15,854	13,231	14,520	13,231
Allowance for credit losses for loans	$594,020	$594,054	$532,541	$594,020	$532,541
Components of provision for credit losses for loans:
Provision for credit losses for loans	$39,129	$61,299	$86,901	$100,428	$133,624
(Credit) provision for unfunded credit commitments	(1,334)	1,376	(4,790)	42	(6,239)
Total provision for credit losses for loans	$37,795	$62,675	$82,111	$100,470	$127,385
Annualized ratio of total net charge-offs to total average loans	0.31%	0.34%	0.29%	0.33%	0.24%
Allowance for credit losses for loans as a % of total loans	1.20%	1.22%	1.06%	1.20%	1.06%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
ASSET QUALITY:	June 30,	March 31,	December 31,	September 30,	June 30,
($ in thousands)	2025	2025	2024	2024	2024
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$10,451	$3,609	$2,389	$4,537	$5,086
Commercial real estate	42,884	170	20,902	76,370	1,879
Construction	35,000	—	—	—	—
Residential mortgage	21,744	16,747	21,295	19,549	17,389
Total consumer	12,878	12,887	12,552	14,672	21,639
Total 30 to 59 days past due	122,957	33,413	57,138	115,128	45,993
60 to 89 days past due:
Commercial and industrial	1,095	420	1,007	1,238	1,621
Commercial real estate	60,601	—	24,903	43,926	—
Residential mortgage	7,627	7,700	5,773	6,892	6,632
Total consumer	4,001	2,408	4,484	2,732	3,671
Total 60 to 89 days past due	73,324	10,528	36,167	54,788	11,924
90 or more days past due:
Commercial and industrial	—	—	1,307	1,786	2,739
Commercial real estate	—	—	—	—	4,242
Construction	—	—	—	—	3,990
Residential mortgage	2,062	6,892	3,533	1,931	2,609
Total consumer	859	864	1,049	1,063	898
Total 90 or more days past due	2,921	7,756	5,889	4,780	14,478
Total accruing past due loans	$199,202	$51,697	$99,194	$174,696	$72,395
Non-accrual loans:
Commercial and industrial	$90,973	$110,146	$136,675	$120,575	$102,942
Commercial real estate	193,604	172,011	157,231	113,752	123,011
Construction	24,068	24,275	24,591	24,657	45,380
Residential mortgage	41,099	35,393	36,786	33,075	28,322
Total consumer	4,615	4,626	4,215	4,260	3,624
Total non-accrual loans	354,359	346,451	359,498	296,319	303,279
Other real estate owned (OREO)	4,783	7,714	12,150	7,172	8,059
Other repossessed assets	1,642	2,054	1,681	1,611	1,607
Total non-performing assets	$360,784	$356,219	$373,329	$305,102	$312,945
Total non-accrual loans as a % of loans	0.72%	0.71%	0.74%	0.60%	0.60%
Total accruing past due and non-accrual loans as a % of loans	1.12%	0.82%	0.94%	0.95%	0.75%
Allowance for losses on loans as a % of non-accrual loans	163.53%	166.89%	155.45%	185.05%	171.23%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
NOTES TO SELECTED FINANCIAL DATA

(1)	Net interest income and net interest margin are presented on a tax equivalent basis using a 21 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(2)
Non-GAAP Reconciliations. This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. The Company believes that the non-GAAP financial measures provide useful supplemental information to both management and investors in understanding Valley’s underlying operational performance, business and performance trends, and may facilitate comparisons of our current and prior performance with the performance of others in the financial services industry. Management utilizes these measures for internal planning, forecasting and analysis purposes. Management believes that Valley’s presentation and discussion of this supplemental information, together with the accompanying reconciliations to the GAAP financial measures, also allows investors to view performance in a manner similar to management. These non-GAAP financial measures should not be considered in isolation or as a substitute for or superior to financial measures calculated in accordance with U.S. GAAP. These non-GAAP financial measures may also be calculated differently from similar measures disclosed by other companies.

Non-GAAP Reconciliations to GAAP Financial Measures

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands, except for share data)	2025	2025	2024	2025	2024
Adjusted net income available to common shareholders (non-GAAP):
Net income, as reported (GAAP)	$133,167	$106,058	$70,424	$239,225	$166,704
Add: Loss on extinguishment of debt	922	—	—	922	—
Add: FDIC special assessment (a)	—	—	1,363	—	8,757
Add: Losses on available for sale and held to maturity debt securities, net (b)	—	11	4	11	11
Add: Restructuring charge (c)	800	—	334	800	954
Less: Gain on sale of commercial premium finance lending division (d)	—	—	—	—	(3,629)
Total non-GAAP adjustments to net income	1,722	11	1,701	1,733	6,093
Income tax adjustments related to non-GAAP adjustments (e)	(474)	(3)	(482)	(477)	(1,706)
Net income, as adjusted (non-GAAP)	$134,415	$106,066	$71,643	$240,481	$171,091
Dividends on preferred stock	6,948	6,955	4,108	13,903	8,227
Net income available to common shareholders, as adjusted (non-GAAP)	$127,467	$99,111	$67,535	$226,578	$162,864
__________
(a) Included in the FDIC insurance assessment.
(b) Included in gains on securities transactions, net.
(c) Represents severance expense related to workforce reductions within salary and employee benefits expense.
(d) Included in other income within non-interest income.
(e) Calculated using the appropriate blended statutory tax rate for the applicable period.

Adjusted per common share data (non-GAAP):
Net income available to common shareholders, as adjusted (non-GAAP)	$127,467	$99,111	$67,535	$226,578	$162,864
Average number of shares outstanding	560,336,610	559,613,272	509,141,252	559,976,939	508,740,986
Basic earnings, as adjusted (non-GAAP)	$0.23	$0.18	$0.13	$0.40	$0.32
Average number of diluted shares outstanding	562,312,330	563,305,525	510,338,502	563,431,390	510,437,959
Diluted earnings, as adjusted (non-GAAP)	$0.23	$0.18	$0.13	$0.40	$0.32
Adjusted annualized return on average tangible shareholders' equity (non-GAAP):
Net income, as adjusted (non-GAAP)	$134,415	$106,066	$71,643	$240,481	$171,091
Average shareholders' equity	$7,524,231	$7,458,177	$6,753,981	$7,491,395	$6,739,838
Less: Average goodwill and other intangible assets	1,987,381	1,994,061	2,016,766	1,990,702	2,020,883
Average tangible shareholders' equity	$5,536,850	$5,464,116	$4,737,215	$5,500,693	$4,718,955
Annualized return on average tangible shareholders' equity, as adjusted (non-GAAP)	9.71%	7.76%	6.05%	8.74%	7.25%
Adjusted annualized return on average assets (non-GAAP):
Net income, as adjusted (non-GAAP)	$134,415	$106,066	$71,643	$240,481	$171,091
Average assets	$62,106,945	$61,502,768	$61,518,639	$61,806,614	$61,387,754
Annualized return on average assets, as adjusted (non-GAAP)	0.87%	0.69%	0.47%	0.78%	0.56%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

Non-GAAP Reconciliations to GAAP Financial Measures (Continued)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands, except for share data)	2025	2025	2024	2025	2024
Adjusted annualized return on average shareholders' equity (non-GAAP):
Net income, as adjusted (non-GAAP)	$134,415	$106,066	$71,643	$240,481	$171,091
Average shareholders' equity	$7,524,231	$7,458,177	$6,753,981	$7,491,395	$6,739,838
Annualized return on average shareholders' equity, as adjusted (non-GAAP)	7.15%	5.69%	4.24%	6.42%	5.08%
Annualized return on average tangible shareholders' equity (non-GAAP):
Net income, as reported (GAAP)	$133,167	$106,058	$70,424	$239,225	$166,704
Average shareholders' equity	$7,524,231	$7,458,177	$6,753,981	$7,491,395	$6,739,838
Less: Average goodwill and other intangible assets	1,987,381	1,994,061	2,016,766	1,990,702	2,020,883
Average tangible shareholders' equity	$5,536,850	$5,464,116	$4,737,215	$5,500,693	$4,718,955
Annualized return on average tangible shareholders' equity (non-GAAP)	9.62%	7.76%	5.95%	8.70%	7.07%

Efficiency ratio (non-GAAP):
Non-interest expense, as reported (GAAP)	$284,122	$276,618	$277,497	$560,740	$557,807
Less: Loss on extinguishment of debt (pre-tax)	922	—	—	922	—
Less: FDIC special assessment (pre-tax)	—	—	1,363	—	8,757
Less: Restructuring charge (pre-tax)	800	—	334	800	954
Less: Amortization of tax credit investments (pre-tax)	9,134	9,320	5,791	18,454	11,353
Non-interest expense, as adjusted (non-GAAP)	$273,266	$267,298	$270,009	$540,564	$536,743
Net interest income, as reported (GAAP)	432,408	420,105	401,685	852,513	795,233
Non-interest income, as reported (GAAP)	62,604	58,294	51,213	120,898	112,628
Add: Losses on available for sale and held to maturity securities transactions, net (pre-tax)	—	11	4	11	11
Less: Gain on sale of premium finance division (pre-tax)	—	—	—	—	(3,629)
Non-interest income, as adjusted (non-GAAP)	$62,604	$58,305	$51,217	$120,909	$109,010
Gross operating income, as adjusted (non-GAAP)	$495,012	$478,410	$452,902	$973,422	$904,243
Efficiency ratio (non-GAAP)	55.20%	55.87%	59.62%	55.53%	59.36%
	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
($ in thousands, except for share data)	2025	2025	2024	2024	2024
Tangible book value per common share (non-GAAP):
Common shares outstanding	560,281,821	560,028,101	558,786,093	509,252,936	509,205,014
Shareholders' equity (GAAP)	$7,575,421	$7,499,897	$7,435,127	$6,972,380	$6,737,737
Less: Preferred stock	354,345	354,345	354,345	354,345	209,691
Less: Goodwill and other intangible assets	1,983,515	1,990,276	1,997,597	2,004,414	2,012,580
Tangible common shareholders' equity (non-GAAP)	$5,237,561	$5,155,276	$5,083,185	$4,613,621	$4,515,466
Tangible book value per common share (non-GAAP)	$9.35	$9.21	$9.10	$9.06	$8.87
Tangible common equity to tangible assets (non-GAAP):
Tangible common shareholders' equity (non-GAAP)	$5,237,561	$5,155,276	$5,083,185	$4,613,621	$4,515,466
Total assets (GAAP)	$62,705,358	$61,865,655	$62,491,691	$62,092,332	$62,058,974
Less: Goodwill and other intangible assets	1,983,515	1,990,276	1,997,597	2,004,414	2,012,580
Tangible assets (non-GAAP)	$60,721,843	$59,875,379	$60,494,094	$60,087,918	$60,046,394
Tangible common equity to tangible assets (non-GAAP)	8.63%	8.61%	8.40%	7.68%	7.52%

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	June 30,	December 31,
	2025	2024
	(Unaudited)
Assets
Cash and due from banks	$440,870	$411,412
Interest bearing deposits with banks	745,547	1,478,713
Investment securities:
Equity securities	77,408	71,513
Available for sale debt securities	3,896,205	3,369,724
Held to maturity debt securities (net of allowance for credit losses of $637 at June 30, 2025 and $647 at December 31, 2024)	3,530,924	3,531,573
Total investment securities	7,504,537	6,972,810
Loans held for sale (includes fair value of $9,146 at June 30, 2025 and $16,931 at December 31, 2024 for loans originated for sale)	28,096	25,681
Loans	49,391,420	48,799,711
Less: Allowance for loan losses	(579,500)	(558,850)
Net loans	48,811,920	48,240,861
Premises and equipment, net	337,371	350,796
Lease right of use assets	332,324	328,475
Bank owned life insurance	735,026	731,574
Accrued interest receivable	238,278	239,941
Goodwill	1,868,936	1,868,936
Other intangible assets, net	114,579	128,661
Other assets	1,547,874	1,713,831
Total Assets	$62,705,358	$62,491,691
Liabilities
Deposits:
Non-interest bearing	$11,746,770	$11,428,674
Interest bearing:
Savings, NOW and money market	26,091,633	26,304,639
Time	12,886,881	12,342,544
Total deposits	50,725,284	50,075,857
Short-term borrowings	162,244	72,718
Long-term borrowings	2,903,091	3,174,155
Junior subordinated debentures issued to capital trusts	57,629	57,455
Lease liabilities	392,633	388,303
Accrued expenses and other liabilities	889,056	1,288,076
Total Liabilities	55,129,937	55,056,564
Shareholders’ Equity
Preferred stock, no par value; 50,000,000 authorized shares:
Series A (4,600,000 shares issued at June 30, 2025 and December 31, 2024)	111,590	111,590
Series B (4,000,000 shares issued at June 30, 2025 and December 31, 2024)	98,101	98,101
Series C (6,000,000 shares issued at June 30, 2025 and December 31, 2024)	144,654	144,654
Common stock (no par value, authorized 650,000,000 shares; issued 560,522,946 shares at June 30, 2025 and 558,786,093 shares at December 31, 2024)	196,606	195,998
Surplus	5,451,543	5,442,070
Retained earnings	1,694,903	1,598,048
Accumulated other comprehensive loss	(119,889)	(155,334)
Treasury stock, at cost (241,125 common shares at June 30, 2025)	(2,087)	—
Total Shareholders’ Equity	7,575,421	7,435,127
Total Liabilities and Shareholders’ Equity	$62,705,358	$62,491,691

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2025	2025	2024	2025	2024
Interest Income
Interest and fees on loans	$720,282	$703,609	$770,964	$1,423,891	$1,542,517
Interest and dividends on investment securities:
Taxable	67,164	63,898	40,460	131,062	76,257
Tax-exempt	4,681	4,702	4,799	9,383	9,595
Dividends	5,528	5,664	6,341	11,192	13,169
Interest on federal funds sold and other short-term investments	7,357	6,879	10,902	14,236	20,584
Total interest income	805,012	784,752	833,466	1,589,764	1,662,122
Interest Expense
Interest on deposits:
Savings, NOW and money market	203,390	200,221	231,597	403,611	464,103
Time	129,324	125,069	160,442	254,393	311,507
Interest on short-term borrowings	1,736	2,946	691	4,682	21,303
Interest on long-term borrowings and junior subordinated debentures	38,154	36,411	39,051	74,565	69,976
Total interest expense	372,604	364,647	431,781	737,251	866,889
Net Interest Income	432,408	420,105	401,685	852,513	795,233
Provision (credit) for credit losses for available for sale and held to maturity securities	4	(14)	(41)	(10)	(115)
Provision for credit losses for loans	37,795	62,675	82,111	100,470	127,385
Net Interest Income After Provision for Credit Losses	394,609	357,444	319,615	752,053	667,963
Non-Interest Income
Wealth management and trust fees	14,056	15,031	13,136	29,087	31,066
Insurance commissions	3,430	3,402	3,958	6,832	6,209
Capital markets	9,767	6,940	7,779	16,707	13,449
Service charges on deposit accounts	14,705	12,726	11,212	27,431	22,461
(Losses) gains on securities transactions, net	(1)	46	3	45	52
Fees from loan servicing	3,671	3,215	2,691	6,886	5,879
Gains on sales of loans, net	2,025	2,197	884	4,222	2,502
Bank owned life insurance	6,019	4,777	4,545	10,796	7,780
Other	8,932	9,960	7,005	18,892	23,230
Total non-interest income	62,604	58,294	51,213	120,898	112,628
Non-Interest Expense
Salary and employee benefits expense	145,422	142,618	140,815	288,040	282,646
Net occupancy expense	25,483	25,888	24,252	51,371	48,575
Technology, furniture and equipment expense	30,667	29,896	35,203	60,563	70,665
FDIC insurance assessment	12,192	12,867	14,446	25,059	32,682
Amortization of other intangible assets	7,427	8,019	8,568	15,446	17,980
Professional and legal fees	19,970	15,670	17,938	35,640	34,403
Loss on extinguishment of debt	922	—	—	922	—
Amortization of tax credit investments	9,134	9,320	5,791	18,454	11,353
Other	32,905	32,340	30,484	65,245	59,503
Total non-interest expense	284,122	276,618	277,497	560,740	557,807
Income Before Income Taxes	173,091	139,120	93,331	312,211	222,784
Income tax expense	39,924	33,062	22,907	72,986	56,080
Net Income	133,167	106,058	70,424	239,225	166,704
Dividends on preferred stock	6,948	6,955	4,108	13,903	8,227
Net Income Available to Common Shareholders	$126,219	$99,103	$66,316	$225,322	$158,477

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	June 30, 2025			March 31, 2025			June 30, 2024
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Loans (1)(2)	$49,032,637	$720,305	5.88%	$48,654,921	$703,632	5.78%	$50,020,901	$770,987	6.17%
Taxable investments (3)	7,350,792	72,692	3.96	7,100,958	69,562	3.92	5,379,101	46,801	3.48
Tax-exempt investments (1)(3)	544,302	5,925	4.35	552,291	5,952	4.31	575,272	6,075	4.22
Interest bearing deposits with banks	625,893	7,357	4.70	583,521	6,879	4.72	797,676	10,902	5.47
Total interest earning assets	57,553,624	806,279	5.60	56,891,691	786,025	5.53	56,772,950	834,765	5.88
Other assets	4,553,321			4,611,077			4,745,689
Total assets	$62,106,945			$61,502,768			$61,518,639
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$26,451,349	$203,390	3.08%	$26,345,983	$200,221	3.04%	$24,848,266	$231,597	3.73%
Time deposits	12,119,461	129,324	4.27	11,570,758	125,069	4.32	13,311,381	160,442	4.82
Short-term borrowings	196,491	1,736	3.53	307,637	2,946	3.83	97,502	691	2.83
Long-term borrowings (4)	3,146,434	38,154	4.85	3,006,331	36,411	4.84	3,319,195	39,051	4.71
Total interest bearing liabilities	41,913,735	372,604	3.56	41,230,709	364,647	3.54	41,576,344	431,781	4.15
Non-interest bearing deposits	11,336,314			11,222,562			11,223,562
Other liabilities	1,332,665			1,591,320			1,964,752
Shareholders' equity	7,524,231			7,458,177			6,753,981
Total liabilities and shareholders' equity	$62,106,945			$61,502,768			$61,518,639

Net interest income/interest rate spread (5)		$433,675	2.04%		$421,378	1.99%		$402,984	1.73%
Tax equivalent adjustment		(1,267)			(1,273)			(1,299)
Net interest income, as reported		$432,408			$420,105			$401,685
Net interest margin (6)			3.01%			2.95%			2.83%
Tax equivalent effect			0.00			0.01			0.01
Net interest margin on a fully tax equivalent basis (6)			3.01%			2.96%			2.84%

(1)    Interest income is presented on a tax equivalent basis using a 21 percent federal tax rate.
(2)    Loans are stated net of unearned income and include non-accrual loans.
(3)    The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)    Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of financial condition.
(5)    Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)    Net interest income as a percentage of total average interest earning assets.

SHAREHOLDER RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 70 Speedwell Avenue, Morristown, New Jersey, 07960, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valley.com.